SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

Commission File Number                    000-29365

Vicinity Corporation

____________________________________________________________________________________________________________

(Exact name of registrant as specified in its charter)

370 San Aleso Avenue

Sunnyvale, CA  94085

(408) 543-3000

____________________________________________________________________________________________________________

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.001 par value per share

Stock Purchase Rights

____________________________________________________________________________________________________________

(Title of each class of securities covered by this Form)

None

____________________________________________________________________________________________________________

(Title of all other classes of securities for which a duty to file reports under Section 13(a)

or 15(d) remains)

                Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	[X]	Rule 12h-3(b)(1)(ii)	[ ]
Rule 12g-4(a)(1)(ii)	[ ]	Rule 12h-3(b)(2)(i)	[ ]
Rule 12g-4(a)(2)(i)	[ ]	Rule 12h-3(b)(2)(ii)	[ ]
Rule 12g-4(a)(2)(ii)	[ ]	Rule 15d-6	[ ]
Rule 12h-3(b)(1)(i)	[X]

Approximate number of holders of record as of the certification or notice date:  One

Pursuant to the requirements of the Securities Exchange Act of 1934, Vicinity Corporation has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.

DATE:	December 11, 2002	BY:	/s/ Charles W. Berger
Charles W. Berger
President and Chief Executive Officer